Filed pursuant to Rule 433

Registration Statement No. 333-228787

THE BANK OF NEW YORK MELLON CORPORATION

$400,000,000 FLOATING RATE SENIOR NOTES DUE 2024

April 19, 2021

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES J

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: A1 (STABLE) / A (STABLE) / AA- (STABLE) / AA (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: APRIL 26, 2024

TRADE DATE: APRIL 19, 2021

SETTLEMENT DATE: APRIL 26, 2021 (T+5) **

INTEREST RATE: COMPOUNDED SOFR, AS DETERMINED IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN THE PRELIMINARY PRICING SUPPLEMENT, PLUS THE SPREAD. IN NO EVENT WILL THE INTEREST RATE FOR ANY INTEREST PERIOD, AS DEFINED IN THE PRELIMINARY PRICING SUPPLEMENT, BE LESS THAN THE MINIMUM INTEREST RATE.

BASE RATE OR BENCHMARK: COMPOUNDED SOFR

SPREAD: +26 BASIS POINTS

MINIMUM INTEREST RATE: 0%

INTEREST PAYMENT DATES: INTEREST PAYS ON THE TWENTY-SIXTH OF JANUARY, APRIL, JULY AND OCTOBER OF EACH YEAR, COMMENCING ON JULY 26, 2021.

DAY COUNT CONVENTION: ACTUAL/360

BUSINESS DAY CONVENTION: MODIFIED FOLLOWING, ADJUSTED. IF ANY INTEREST PAYMENT DATE FALLS ON A DAY THAT IS NOT A BUSINESS DAY (OTHER THAN AN INTEREST PAYMENT DATE THAT IS ALSO THE MATURITY DATE OR A REDEMPTION DATE, IF APPLICABLE), SUCH INTEREST PAYMENT DATE WILL BE POSTPONED TO THE FOLLOWING BUSINESS DAY, EXCEPT THAT, IF THE NEXT BUSINESS DAY WOULD FALL IN THE NEXT CALENDAR MONTH, THE INTEREST PAYMENT DATE WILL BE THE IMMEDIATELY PRECEDING BUSINESS DAY. IF THE MATURITY DATE OR A REDEMPTION DATE, IF APPLICABLE, FALLS ON A DAY THAT IS NOT A BUSINESS DAY, THE PAYMENT OF PRINCIPAL AND INTEREST WILL BE MADE ON THE NEXT SUCCEEDING BUSINESS DAY, AND NO ADDITIONAL INTEREST WILL ACCRUE FROM AND AFTER THE MATURITY DATE OR REDEMPTION DATE, AS APPLICABLE.

REDEMPTION COMMENCEMENT DATE: MARCH 26, 2024

REDEMPTION PRICE: 100% OF THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE ISSUER ON OR AFTER THE REDEMPTION COMMENCEMENT DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION ON WRITTEN NOTICE GIVEN TO THE REGISTERED HOLDERS OF THE NOTES NOT LESS THAN 5 NOR MORE THAN 30 CALENDAR DAYS PRIOR TO THE DATE OF REDEMPTION.

PRINCIPAL AMOUNT: $400,000,000

PRICE TO PUBLIC: 100% OF PRINCIPAL AMOUNT PLUS ACCRUED INTEREST, IF ANY, FROM APRIL 26, 2021

NET PROCEEDS (BEFORE EXPENSES) TO ISSUER: $399,400,000

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406RAT4 / US06406RAT41

BOOKRUNNERS:	BOFA SECURITIES, INC.
J.P. MORGAN SECURITIES LLC
MIZUHO SECURITIES USA LLC
BNY MELLON CAPITAL MARKETS, LLC

CO-MANAGERS***:	COMMONWEALTH BANK OF AUSTRALIA
DZ FINANCIAL MARKETS LLC
LLOYDS SECURITIES INC.
MFR SECURITIES, INC.
R. SEELAUS & CO., LLC

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a preliminary pricing supplement and the accompanying prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement and the accompanying prospectus and prospectus supplement in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533, Mizuho Securities USA LLC at 1-866-271-7403 or BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**

The Book-Runners and Co-Managers expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in two business days, referred to as T+2, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+2 basis, investors who wish to trade the notes prior to two days before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

***

To the extent any Co-Manager that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.